October 17, 2003

Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:


We were previously principal accountants for Dynatronics Corporation and, under the date of August 8, 2003, we reported on the financial statements of Dynatronics Corporation as of and for the years ended June 30, 2003 and 2002. On October 10, 2003, our appointment as principal accountants was terminated. We have read Dynatronics Corporation's statements included under Item 4 of its Form 8-K dated October 17, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Dynatronics Corporation's statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Dynatronics Corporation's statement that Tanner & Co. was not consulted on any matter which was the subject of any disagreement or any reportable event or on the application of accounting principles to a specified transaction, either completed or proposed.

Very truly yours,

/s/ KPMG LLP
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KPMG LLP

Salt Lake City, UT